Exhibit 99

BMC Software Announces Fiscal 2009 First Quarter Results

  Total Revenue Increases 14 Percent as Growth Accelerates for Fifth Consecutive Quarter
  ESM License Bookings Up 38 Percent, Driven by Service Automation and Service Support
  Non-GAAP Operating Margin Rises to 25 percent
  Non-GAAP Diluted Earnings per Share Up 19 Percent

HOUSTON--(BUSINESS WIRE)--BMC Software (NYSE:BMC) today announced that total revenue for the first quarter of fiscal 2009 was $438 million, a 14 percent year-over-year increase. License revenue in the first quarter was $149 million, an increase of 19 percent compared to the first quarter of fiscal 2008. Professional services revenue increased by 43 percent. From a geographic perspective, total revenue and license revenue grew in all major regions in the first fiscal quarter, with particular strength noted outside of the United States.

On a GAAP basis, net earnings were $1 million, or $0.01 per diluted share. First quarter GAAP net earnings were impacted by anticipated charges associated with the acquisition of BladeLogic, including a one-time $50 million in-process research and development charge and incremental intangible asset amortization.

The Company’s non-GAAP net earnings for the fiscal first quarter, which exclude special items, were $82 million, or $0.43 per diluted share, representing a 19 percent increase in non-GAAP diluted earnings per share over the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

"I am very pleased with our first quarter results. BMC continued the strong momentum we had last year and started off fiscal 2009 with an impressive first quarter," said Bob Beauchamp, BMC’s president and chief executive officer. "Our Business Service Management strategy took an important step forward, as we completed the acquisition of BladeLogic. The combination creates the industry’s new leader in IT Service Automation – the fastest growing part of BSM – and further strengthens our management team. At the same time, we maintained our sales momentum, our sharp operational focus and our operating discipline, delivering another quarter of strong business and financial performance."

In addition, the Company posted the following key results:

  Bookings on a trailing 12-month annualized basis grew for the tenth consecutive quarter.
  Non-GAAP operating margin increased from 23 percent in the year-ago quarter to 25 percent in the first fiscal quarter.
  The Company continues to maintain a strong balance sheet, ending the fiscal first quarter with a record total of $1.82 billion in deferred revenue, an increase of $42 million sequentially. The Company also ended the quarter with $554 million in deferred license revenue and $1.07 billion in cash and investments.

During the first fiscal quarter, the Company continued its stock buy-back program, spending $100 million to repurchase 2.6 million outstanding shares. As of June 30, 2008, the Company has $575 million remaining under the existing share repurchase program.

"Our financial results in terms of increased bookings, revenue, non-GAAP operating margin, and non-GAAP diluted EPS reflect the strategic decisions that we’ve made and continue to make to achieve both our market leadership and operational excellence," said Steve Solcher, BMC’s chief financial officer. "Our focus during fiscal 2009 continues to be on three key initiatives: accelerating the top-line growth of our Enterprise Service Management unit; optimizing the profitability and cash flow of our Mainframe Service Management unit; and maintaining our operating discipline to achieve greater business process efficiencies and support long-term growth."

Fiscal 2009 Expectations

The Company affirms its expectations for fiscal 2009. The Company expects non-GAAP diluted net earnings per share in the range of $2.10 to $2.20 per share, assuming a seasonal pattern similar to prior years. This range also assumes an effective tax rate of 30 percent and excludes an estimated 84 cents of special items including expenses related to the amortization of acquired technology and intangibles, in-process research and development associated with our acquisition of BladeLogic, stock-based compensation and restructuring activity.

The assumptions underlying this full year fiscal 2009 estimate include:

  Total bookings and total revenue growth in the low double digits
  A license bookings ratable rate slightly higher than last year
  A continued improvement in non-GAAP operating margin
  Dilution due to the BladeLogic acquisition, including the write down of deferred revenue and retention and integration costs
  Other income that reflects the current interest rate environment

The Company expects full year fiscal 2009 cash flow from operations between $620 million and $670 million, seasonally skewed to the second half of the fiscal year.

Conference Call

A conference call to discuss first quarter fiscal 2009 results is scheduled for today, July 24, 2008 at 4:00 pm Central Time. Those interested in participating may call (913) 312-0643 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Each of these non-GAAP financial measures excludes restructuring charges, amortization of intangible assets, share-based compensation expenses and charges related to in-process research and development from acquisitions. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges, amortization of intangible assets, in-process research and development, and share-based compensation expenses that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by Statement of Financial Accounting Standards No 123 (Revised 2004), “Share-based Payment” (SFAS 123(R)) for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which excludes expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to FAS 123(R) equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges. These amounts represent the estimated fair value of core research and development projects that were incomplete as of the respective dates of acquisition and had neither reached technological feasibility nor been determined to have alternative future uses pending achievement of technological feasibility upon further development. Such amounts are required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

About BMC Software

BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and prove its business value. Delivering Business Service Management and Service Automation, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended June 30, 2008, BMC revenue was approximately $1.78 billion. For more information, visit www.bmc.com.

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) the adoption rate for BSM may be slower than we expect and customers may not increase their purchases of our products if they do not adopt a BSM strategy; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to off-set revenue shortfalls in the near-term is limited; 6) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 7) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 8) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com/investors. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2008 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended June 30,		Incr/(Decr) Percentage
	2007	2008	Change

	(In millions, except per share data)

Revenue:
License	$125.9	$149.4	18.7%
Maintenance	235.5	254.3	8.0%
Professional services	23.6	33.8	43.2%
Total revenue	385.0	437.5	13.6%

Cost of license revenue	23.2	27.6	19.0%
Cost of maintenance revenue	41.9	40.5	(3.3)%
Cost of professional services revenue	27.5	35.2	28.0%
Selling and marketing expenses	127.9	140.4	9.8%
Research and development expenses	45.6	61.8	35.5%
General and administrative expenses	50.7	53.5	5.5%
Amortization of intangible assets	3.0	8.5	183.3%
In-process research and development	2.2	50.3	2186.4%
Severance, exit costs and related charges	1.8	6.4	255.6%
Total operating expenses	323.8	424.2	31.0%
Operating income	61.2	13.3	(78.3)%
Other income, net	20.6	8.1	(60.7)%
Earnings before income taxes	81.8	21.4	(73.8)%
Provision for income taxes	26.6	20.2	(24.1)%
Net earnings	$55.2	$1.2	(97.8)%

Diluted earnings per share	$0.27	$0.01	(96.3)%

Shares used in computing diluted earnings per share	204.8	193.7	(5.4)%

BMC SOFTWARE, INC.
BALANCE SHEETS

	(Unaudited)			(Audited)	(Unaudited)
	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2008	2008

Current assets:
Cash and cash equivalents	$1,141.6	$1,062.5	$1,013.2	$1,288.3	$986.5	(a)
Investments	238.8	275.2	244.4	62.2	-	(a)
Trade accounts receivable, net	129.1	152.7	211.6	208.0	162.6
Trade finance receivables, net	102.3	65.5	75.0	88.8	82.7
Other current assets	178.1	162.4	162.4	155.3	181.1
Total current assets	1,789.9	1,718.3	1,706.6	1,802.6	1,412.9

Property and equipment, net	93.8	92.6	97.7	99.8	100.3
Software development costs, net	106.9	112.1	113.2	113.4	111.2
Long-term investments	186.3	141.3	107.9	124.7	87.0	(a)
Long-term trade finance receivables, net	91.2	51.0	62.8	56.4	54.5
Goodwill and intangible assets, net	749.7	810.3	826.7	803.3	1,588.7
Other long-term assets	224.2	221.9	233.2	345.3	256.0

Total assets	$3,242.0	$3,147.5	$3,148.1	$3,345.5	$3,610.6

Current liabilities:
Trade accounts payable	24.4	30.6	26.6	43.8	45.1
Finance payables	3.2	9.9	26.3	4.3	9.1
Accrued liabilities	245.2	260.1	270.0	313.7	247.1
Deferred revenue	900.3	864.5	867.7	926.8	975.0
Total current liabilities	1,173.1	1,165.1	1,190.6	1,288.6	1,276.3

Long-term deferred revenue	881.9	837.5	827.0	852.6	846.5
Long-term debt	9.2	7.1	8.9	9.2	306.4
Other long-term liabilities	137.7	156.6	166.5	200.6	204.9
Total long-term liabilities	1,028.8	1,001.2	1,002.4	1,062.4	1,357.8

Total stockholders' equity	1,040.1	981.2	955.1	994.5	976.5

Total liabilities and stockholders' equity	$3,242.0	$3,147.5	$3,148.1	$3,345.5	$3,610.6

(a) Total cash and investments	$1,566.7	$1,479.0	$1,365.5	$1,475.2	$1,073.5

BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

	Quarter Ended June 30,
	2007	2008

	(In millions)
Cash flows from operating activities:
Net earnings	$55.2	$1.2
Adjustments to reconcile net earnings to net cash
Provided by operating activities:
Depreciation and amortization	35.6	44.8
Share-based compensation expense	15.2	22.4
In-process research and development	2.2	50.3
Gain on sale of investments	(1.0)	(1.2)
Change in operating assets and liabilities, net of acquisitions:
Trade finance receivables	60.9	8.0
Finance payables	(35.8)	4.8
Deferred revenue	51.5	34.4
Other operating assets and liabilities	(18.8)	(13.4)
Net cash provided by operating activities	165.0	151.3

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(38.6)	(784.1)
Purchases of investments	(105.5)	(2.2)
Proceeds from maturities /sales of investments	303.3	101.2
Purchases of property and equipment	(6.9)	(8.3)
Capitalization of software development costs	(18.0)	(11.7)
Other investing activities	0.4	(0.1)
Net cash provided by (used in) investing activities	134.7	(705.2)

Cash flows from financing activities:
Payments on debt and capital leases	(1.6)	(2.6)
Proceeds from stock options exercised and other	31.6	50.4
Proceeds from issuance of long-term debt, net of debt issuance costs	-	295.6
Excess tax benefit from share-based compensation	7.3	19.9
Treasury stock acquired	(83.4)	(100.0)
Repurchases of stock to satisfy employee tax withholding obligations	-	(15.8)
Net cash provided by (used in) financing activities	(46.1)	247.5

Effect of exchange rate changes on cash	4.5	4.6
Net change in cash and cash equivalents	258.1	(301.8)
Cash and cash equivalents, beginning of period	883.5	1,288.3
Cash and cash equivalents, end of period	$1,141.6	$986.5

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2007	2008

GAAP operating expenses	$323.8	$424.2

Severance, exit costs and related charges	(1.8)	(6.4)

Amortization of intangible assets	(8.7)	(18.5)

Share-based compensation	(15.2)	(22.4)

In-process research and development	(2.2)	(50.3)

Non-GAAP operating expenses	$295.9	$326.6

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2007	2008

GAAP operating income	$61.2	$13.3

Severance, exit costs and related charges	1.8	6.4

Amortization of intangible assets	8.7	18.5

Share-based compensation	15.2	22.4

In-process research and development	2.2	50.3

Non-GAAP operating income	$89.1	$110.9

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Quarter Ended June 30,			Quarter Ended June 30,			Quarter Ended June 30,
	2007	2008		2007	2008		2007	2008

GAAP revenue:	$385.0	$437.5	GAAP operating income:	$61.2	$13.3	GAAP operating margin:	16%	3%

			Severance, exit costs and related charges	1.8	6.4

			Amortization of intangible assets	8.7	18.5

			Share-based compensation	15.2	22.4

			In-process research and development	2.2	50.3

GAAP revenue:	$385.0	$437.5	Non-GAAP operating income:	$89.1	$110.9	Non-GAAP operating margin:	23%	25%

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2007	2008

GAAP net earnings	$55.2	$1.2

Severance, exit costs and related charges	1.8	6.4

Amortization of intangible assets	8.7	18.5

Share-based compensation	15.2	22.4

In-process research and development	2.2	50.3

Subtotal pretax reconciling items	27.9	97.6

Tax effect of reconciling items	(8.6)	(16.4)
Non-GAAP net earnings	$74.5	$82.4

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Quarter Ended June 30,
	2007	2008

GAAP diluted earnings per share	$0.27	$0.01

Severance, exit costs and related charges	0.01	0.03

Amortization of intangible assets	0.04	0.10

Share-based compensation	0.07	0.12

In-process research and development	0.01	0.26

Subtotal pretax reconciling items	$0.14	$0.50

Tax effect of reconciling items	(0.04)	(0.08)
Non-GAAP diluted net earnings per share	$0.36	$0.43

Shares used in computing diluted earnings per share (in millions)	204.8	193.7

CONTACT:
BMC Software Inc.
Mark Stouse, 713-918-2714 (Corporate Communications)
mark_stouse@bmc.com
Derrick Vializ, 713-918-1805 (Investor Relations)
derrick_vializ@bmc.com